EXHIBIT 3


                             CERTIFICATE OF AMENDMENT
                                        OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                        OF
                                   VERSAR. INC.



     Versar, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     First: That a meeting of the Board of Directors of the Corporation, duly called and held on the 8th day of February, 1996, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, adopting such amendment subject to the approval of the stockholders of the Corporation, and authorizing the calling of a stockholder meeting for the purposes of considering such amendment. The Board of Directors proposed that the Restated Certificate of Incorporation be amended by deleting the existing first paragraph of Article FOURTH in its entirety and by substituting in lieu thereof the following:

          "FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is forty million (40,000,000) of which thirty million (30,000) shall be designated common stock, $.01 par value per share, and ten million (10,000,000) shall be designated preferred stock, $25 par value per share.

          Shares of preferred stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend this Certificate of Incorporation from time to time to establish series of preferred stock, to establish the number of shares to be included in each such series and to fix the preferences, limitations and relative, participating, optional, conversion and other special rights and qualifications, limitations or restrictions, of each such series.

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     Second: That thereafter, the annual meeting of the stockholders of the
Corporation was duly called and held on the 14th day of November, 1996, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares of Common Stock of the Corporation as required by statute were voted in favor of the amendment of the Restated Certificate of Incorporation set forth herein.

     Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, Versar, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 6th day of November, 1996.

                                   VERSAR, INC.

                                   By:      /S/ James Charles Dobbs
                                      ----------------------------------

                                   Name: James Charles Dobbs
                                        --------------------------------

                                   Title:    Vice President
                                         -------------------------------

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